Adicet Reports Third Quarter 2022 Financial Results and Provides Business Updates

As of ASH abstract data-cut date, ADI-001 demonstrated a positive safety and efficacy profile; Company to provide more recent data cut from its ongoing Phase 1 study during ASH Annual Meeting

Company to host ADI-001 webcast event on December 11, 2022 at 9:00 a.m. ET

On track to initiate a potentially pivotal program for ADI-001 in the first half of 2023

Strong balance sheet with $282.7 million in cash and cash equivalents as of September 30, 2022; Cash runway into first half of 2025

Company to host R&D webcast event detailing four new pipeline candidates on November 10, 2022 at 9:00 a.m. ET

REDWOOD CITY, Calif. and BOSTON – November 8, 2022 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer, today reported financial results and operational highlights for the third quarter ended September 30, 2022.

“We have continued to make very encouraging clinical progress in 2022, reporting promising safety and efficacy data for our lead candidate ADI-001 for the potential treatment of relapsed or refractory B-cell non-Hodgkin’s lymphoma,” said Chen Schor, President and Chief Executive Officer at Adicet Bio. “We’re currently enrolling patients in dose level 4 and expect to initiate a potentially pivotal program with the recommended Phase 2 dose for ADI-001 in the first half of 2023. We look forward to providing additional clinical data on ADI-001 at the American Society of Hematology Annual Meeting in December as well as promising preclinical data on our emerging pipeline programs at the upcoming Society for Immunotherapy of Cancer’s Annual Meeting and our upcoming R&D event.”

Third Quarter 2022 and Recent Operational Highlights:

•
Preclinical Data for Four New Pipeline Programs at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting. Preclinical data from four new pipeline programs will be presented at the SITC 37th Annual Meeting on November 10-11, 2022.
•
Company to Host R&D Webcast Event to Outline Pipeline Updates. Adicet is hosting an R&D webcast event on Thursday, November 10, 2022, at 9:00 a.m. ET to provide additional preclinical data from its newly disclosed pipeline and upcoming milestones.
•
Updated Data from Ongoing Phase 1 Study of ADI-001 at the 2022 American Society of Hematology (ASH) 64th Annual Meeting. In November, Adicet announced that as of the July 15, 2022 data-cut date for the ASH abstract, ADI-001 demonstrated a 78% overall response rate (ORR) and complete response rate (CR) (7/9) and sustained durability in adults with relapsed or refractory B-cell non-Hodgkin’s lymphoma (NHL). For the four patients who had prior autologous CD19 CAR T therapies, the ORR and CR rate was 100% (4/4). ADI-001 continued to demonstrate a favorable safety and tolerability profile. Based on data collected on ADI-001, Adicet expects to establish the recommended Phase 2 dose for ADI-001 in the second half of 2022.

In December 2022, the Company plans to provide data from a more recent data-cut date from the ongoing Phase 1 study of ADI-001 in adults with relapsed or refractory B-cell NHL during the upcoming 2022 ASH Annual Meeting. The Company will host an ADI-001 webcast on Sunday, December 11, 2022, at 8:00 a.m. CT / 9:00 a.m. ET to discuss data from the ongoing study.

•
Establishing In-House Manufacturing Capacity in Redwood City Facility. Adicet’s new in-house manufacturing capabilities in the Redwood City facility, which is designed to enable manufacturing for early clinical development of its pipeline candidates, is expected to be operational in the fourth quarter of 2022.

Financial Results for Third Quarter 2022:

•
Research and Development (R&D) Expenses: R&D expenses were $16.6 million for the three months ended September 30, 2022, compared to $11.9 million during the same period in 2021. The $4.6 million increase is primarily driven by a $3.2 million increase in payroll and personnel expenses resulting from an increase in overall headcount and a $1.2 million increase in contract manufacturing organizations and other externally conducted research and development expense. Payroll and personnel expenses for the three months ended September 30, 2022 includes $1.7 million of non-cash stock-based compensation expense compared to $0.8 million during the same period in 2021.
•
General and Administrative (G&A) Expenses: G&A expenses were $6.4 million for the three months ended September 30, 2022, compared to $5.2 million during the same period in 2021. The $1.2 million increase is primarily driven by an increase of $1.3 million of payroll and personnel expenses. Payroll and personnel expenses for the three months ended September 30, 2022 includes $2.4 million of non-cash stock-based compensation expense compared to $1.7 million during the same period in 2021.
•
Net Loss: Net loss for the three months ended September 30, 2022 was $22.0 million, or a net loss of $0.53 per basic and diluted share, including non-cash stock-based compensation expense of $4.2 million, as compared to a net loss of $14.0 million during the same period in 2021, or a net loss of $0.44 per basic and diluted share, including non-cash stock-based compensation expense of $2.5 million.
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Cash Position: Cash and cash equivalents were $282.7 million as of September 30, 2022, compared to $277.5 million as of December 31, 2021. The Company expects that current cash and cash equivalents as of September 30, 2022, will be sufficient to fund its operating expenses into the first half of 2025.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs) and adaptors (CAds), to enhance selective tumor targeting and facilitate innate and adaptive anti-tumor immune response for durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 and Adicet’s preclinical programs and potential safety, durability, tolerability and therapeutic effects of ADI-001; expected plans and timing for the release of additional clinical data from Adicet’s Phase 1 trial of ADI-001 in NHL patients; future progress of the Phase 1 trial, including ongoing patient enrollment in the dose level 4 cohort; the anticipated timing for the selection of a recommended Phase 2 dose and expectations around initiation of a potentially pivotal study for ADI-001; the launch of in-house manufacturing capabilities in Adicet’s Redwood City facility; and Adicet’s growth as a company and expectations regarding its uses of capital, expenses and financial results, including the expected cash runway. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical trials, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy; Adicet’s ability to meet production and product release expectations; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue—related party	$—	$3,429	$24,990	$4,262
Operating expenses:
Research and development	16,570	11,926	46,231	34,285
General and administrative	6,415	5,213	19,745	15,868
Total operating expenses	22,985	17,139	65,976	50,153
Loss from operations	(22,985)	(13,710)	(40,986)	(45,891)
Interest income	1,224	4	1,581	54
Interest expense	(18)	(50)	(54)	(151)
Other expense, net	(217)	(246)	(456)	(312)
Loss before income tax provision	(21,996)	(14,002)	(39,915)	(46,300)
Income tax provision	—	11	—	(114)
Net loss	$(21,996)	$(14,013)	$(39,915)	$(46,186)
Net loss per share, basic and diluted	$(0.53)	$(0.44)	$(0.98)	$(1.54)
Weighted-average common shares used in computing net loss per share, basic and diluted	41,642,815	31,876,016	40,547,792	29,954,616
Other comprehensive loss:
Unrealized loss on marketable debt securities, net of tax	—	—	—	(24)
Total other comprehensive loss	—	—	—	(24)
Comprehensive loss	$(21,996)	$(14,013)	$(39,915)	$(46,210)

ADICET BIO, INC.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$282,679	$277,544
Working capital	268,516	266,121
Total assets	354,303	338,938
Contract liabilities – related party, current	—	4,805
Accumulated deficit	(208,240)	(168,324)
Total stockholders’ equity	317,658	303,129